                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 16 )*



                               TRISTAR CORPORATION
                       ----------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
                       ----------------------------------
                         (Title of Class of Securities)


                                    778242107
                             ----------------------
                                 (CUSIP Number)



  Virendra Sheth; Tristar Corporation; 12500 San Pedro, Suite 500; San Antonio,
  -----------------------------------------------------------------------------
     Texas 78216; (210) 281-7000 and Kirit Sheth; P.O. Box 16758; Jebel Ali
     ----------------------------------------------------------------------
         Free Zone; Dubai, United Arab Emirates, Tel: 011-97-14-519-444
         --------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 9, 1998
             (Date of Event which Requires Filing of this Statement)



         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                  Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 1 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Mahendra Sheth
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   India
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER: 14,697,984 shares, includes
                      EACH                                2,400,000 shares of capable of being acquired through
                   REPORTING                              exercise of a warrant
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:  14,697,984 shares, includes
                                                          2,400,000 shares of capable of being acquired through
                                                          exercise of a warrant
           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
           14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   87.7%
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   IN
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 2 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Shashikant Sheth
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   India
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER: 14,697,984 shares, includes
                      EACH                                2,400,000 shares of capable of being acquired through
                   REPORTING                              exercise of a warrant
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:  14,697,984 shares, includes
                                                          2,400,000 shares of capable of being acquired through
                                                          exercise of a warrant
           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
           14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   87.7%
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   IN
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 3 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Kirit Sheth
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   India
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER: 14,697,984 shares, includes
                      EACH                                2,400,000 shares of capable of being acquired through
                   REPORTING                              exercise of a warrant
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:  14,697,984 shares, includes
                                                          2,400,000 shares of capable of being acquired through
                                                          exercise of a warrant
           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
           14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   87.7%
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   IN
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 4 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jamnadas Sheth
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   India
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER: 14,697,984 shares, includes
                      EACH                                2,400,000 shares of capable of being acquired through
                   REPORTING                              exercise of a warrant
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:  14,697,984 shares, includes
                                                          2,400,000 shares of capable of being acquired through
                                                          exercise of a warrant
           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
           14,697,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   87.7%
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   IN
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 5 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jayesh Sheth
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   England
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER:                                  -0-
                      EACH
                   REPORTING
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:                             -0-


           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
              -0-
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   IN
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 6 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Virendra Sheth
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   USA
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER: 14,697,984 shares, includes
                      EACH                                2,400,000 shares of capable of being acquired through
                   REPORTING                              exercise of a warrant
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:  14,697,984 shares, includes
                                                          2,400,000 shares of capable of being acquired through
                                                          exercise of a warrant
           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
                -0-
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   IN
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 7 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Starion International Limited
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   British Virgin Islands
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER: 14,697,984 shares, includes
                      EACH                                2,400,000 shares of capable of being acquired through
                   REPORTING                              exercise of a warrant
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:  14,697,984 shares, includes
                                                          2,400,000 shares of capable of being acquired through
                                                          exercise of a warrant
           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
           5,220,174 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   31.1%
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   OO
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 8 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

=====================================================================================================================
           NAME OF REPORTING PERSON
     1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Transvit Manufacturing Corporation
           ----------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [X]
                                                                                                             (b) [ ]
           ----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
           ----------------------------------------------------------------------------------------------------------
           SOURCE OF FUNDS*
    4
                   Not applicable
           ----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                          [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
           ----------------------------------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    6
                   British Virgin Islands
           ----------------------------------------------------------------------------------------------------------
                                                    7
                   NUMBER OF                              SOLE VOTING POWER:                                    -0-
                     SHARES                               -----------------------------------------------------------
                  BENEFICIALLY                      8
                    OWNED BY                              SHARED VOTING POWER:                       9,477,810 shares
                      EACH
                   REPORTING
                     PERSON                         9     -----------------------------------------------------------
                      WITH                                SOLE DISPOSITIVE POWER:                               -0-
                                                          -----------------------------------------------------------
                                                    10
                                                          SHARED DISPOSITIVE POWER:                  9,477,810 shares


           ----------------------------------------------------------------------------------------------------------

           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
           9,477,810 shares
           ----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                         [ ]
           EXCLUDES CERTAIN SHARES*
           ----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   56.6%
           ----------------------------------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
   14
                   OO
=====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------               --------------------------------
 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSPID NO. 778242107                            PAGE 9 OF 20 PAGES
            ---------                          --------------------------------
--------------------------------

         This Amendment No. 16 to the Statement on Schedule 13D filed jointly by Mahendra Sheth, Shashikant Sheth, Kirit Sheth, and Jamnadas Sheth (collectively the "Core Sheth Families"), together with Starion International Limited ("Starion"), Transvit Manufacturing Corporation ("Transvit Manufacturing"), Jayesh Sheth, and Virendra Sheth (all of the foregoing referred to collectively as the "Reporting Persons") (the "Schedule 13D") pursuant to a joint filing agreement attached to this Amendment No. 16 as Exhibit 1, relates to the Common Stock of TRISTAR CORPORATION, formerly known as Ross Cosmetics Distribution Centers, Inc. (the "Issuer").


         The Schedule 13D is amended as follows:



Item 1.       Security and Issuer.


         This amendment relates to the termination of the pledge of 600,000 shares of the Issuer's common stock (the "Common Stock"), by the Core Sheth Families and Starion to B&I Lending, L.L.C. (the "Lender") pursuant to that certain Pledge of Stock Agreement dated December 9, 1997, as amended December 12, 1997 (the "Pledge Agreement"). Such Common Stock trades on the Nasdaq National Market. The name of the Issuer is Tristar Corporation and its principal executive address is 12500 San Pedro, Suite 500, San Antonio, Texas 78216.



Item 2.       Identity and Background.


         No amendment.



Item 3.       Source and Amount of Funds or Other Consideration.


         Not applicable.



Item 4.       Purpose of the Transaction.


         On December 9, 1997, the Core Sheth Families and Starion pledged to the Lender 600,000 shares of the Issuer's Common Stock pursuant to the Pledge Agreement. The shares were pledged as security to cover a loan of $1,500,000 advanced by the Lender to the Core Sheth Families and Starion.


         On June 9, 1998, the Core Sheth Families and Starion repaid the principal amount of $1,500,000 and all outstanding interest and other charges to the Lender. Accordingly the Pledge Agreement has been terminated and the 600,000 shares of Common Stock pledged pursuant thereto have been returned to the Core Sheth Families and Starion.

Item 5.       Interest in Securities of the Issuer.


         The following table sets forth the aggregate number and percentage of the outstanding Common Stock of the Issuer currently beneficially owned by the Reporting Persons.


       Name                 Sole                Shared          Aggregate Shares         Percentage of
                           Voting                Voting            Beneficially            Common
                           Power                 Power               Owned                  Stock
------------------------------------------------------------------------------------------------------
All  Reporting Persons as   -0-                14,697,984          14,697,984               87.7
a Group

The Core Sheth Families     -0-                14,697,984          14,697,984               87.7

Transvit Manufacturing      -0-                 9,477,810           9,477,810               56.6

Shashikant Sheth            -0-                14,697,984          14,697,984               87.7

Mahendra Sheth              -0-                14,697,984          14,697,984               87.7

Kirit Sheth                 -0-                14,697,984          14,697,984               87.7

Jamnadas Sheth              -0-                14,697,984          14,697,984               87.7

Starion Int'l Ltd.          -0-                 5,220,174           5,220,174               31.1

Jay Sheth                   -0-                       -0-                 -0-                -0-

Viren Sheth                 -0-                       -0-                 -0-                -0-

         Except with regard to Transvit Manufacturing, Jay Sheth and Viren Sheth, each of the above figures reflects 2,400,000 shares capable of being acquired through the exercise of warrants.



Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.


         The information set forth in Item 4 is incorporated by reference.

Item 7. Material to be Filed as Exhibits.


     1. Written Agreement of the Reporting Persons as required by Rule 13d-1(f), relating to the filing of this Amendment No. 16.


     2. Pledge of Stock Agreement dated December 9, 1997, as amended on December 12, 1997 (incorporated by reference to Exhibit 2 of the Amendment No. 14 to the
Schedule 13D filed by the Reporting Persons on January 8, 1998).

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  July 1, 1998                                 /s/ Kirit Sheth
                                                    --------------------------
                                                    Kirit Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  July 1, 1998                                /s/ Jamnadas Sheth
                                                   ----------------------------
                                                   Jamnadas Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: June 30, 1998                                /s/ Mahendra Sheth
                                                   ----------------------------
                                                   Mahendra Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 28, 1998                              /s/ Shashikant Sheth
                                                 ------------------------------
                                                 Shashikant Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 28, 1998                                 Starion International



                                                    By:/s/ Shashikant Sheth
                                                       -----------------------
                                                    Shashikant Sheth, Director

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 1, 1998                                 /s/ Virendra Sheth
                                                   ----------------------------
                                                   Virendra Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 1, 1998                                 /s/ Jayesh Sheth
                                                   --------------------------
                                                   Jayesh Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 1, 1998                          Transvit Manufacturing Corporation



                                            By:/s/ Mahendra Sheth
                                               -----------------------
                                            Mahendra Sheth, Director

INDEX TO EXHIBITS

Exhibit        Description
-------        -----------

    1          Agreement of Reporting Persons

    2 Pledge of Stock Agreement dated December 9, 1997, as amended on December 12, 1997 (incorporated by reference to Exhibit 2 of the Amendment No. 14 to the Schedule 13 filed by the Reporting Persons on January 8, 1998).